Exhibit 10.30
THIRD AMENDED AND RESTATED IDEX CORPORATION
DIRECTORS DEFERRED COMPENSATION PLAN
ARTICLE I
BACKGROUND, PURPOSE, EFFECTIVE DATES AND DEFINITIONS
          IDEX Corporation, a Delaware corporation (the “Corporation”), by its Board of Directors, adopted the IDEX Corporation Directors Deferred Compensation Plan (the “Plan”), effective as of January 1, 1993, for the benefit of the non-employee members of its Board of Directors (the “Directors”).
          In order to make certain changes to the Plan, an Amended and Restated IDEX Corporation Directors Deferred Compensation Plan (the “Amended Plan”) and a Second Amended and Restated IDEX Corporation Directors Deferred Compensation Plan (the “Second Amended Plan”) were adopted by the Board of Directors of IDEX Corporation, effective as provided below.
          In order to make further changes to the Plan, the Directors have adopted the changes set forth in this Third Amended and Restated IDEX Corporation Directors Deferred Compensation Plan (the “Third Amended Plan”).
Section 1.1 Background and Purpose of the Plan. The Corporation wishes to provide members of its Board of Directors who are not employees of the Corporation with the opportunity to defer payment of all of the compensation they receive in a particular year or years for serving as Directors.
Section 1.2 Effective Date and Term. The Plan as in effect prior to the date of approval of the Amended Plan by the shareholders of the Corporation was in effect through December 31, 1996. The Amended Plan was effective as of January 1, 1997. The Second Amended Plan was effective as of November 20, 1997 and was effect through December 31, 2010. The Third Amended and Restated IDEX Corporation Directors Deferred Compensation Plan will be effective as of January 1, 2011, and shall continue until such time as it is terminated or amended and restated by resolution of the Board of Directors in accordance with Article V.
Section 1.3 Effect of Restatement of Plan. The restatement of the Plan by this document shall not reduce the amount of benefit payable under the Plan below the level of benefits accrued under the terms of the Plan as they were in effect on December 31, 2010. For purposes of clarification, the intent of the previous sentence is to preserve all Plan provisions as in effect on December 31, 2010 for determining the benefit under the Plan as of December 31, 2010, but does not preclude a reduction in benefit payable under the Plan because of losses that should be applied in determining the value of an Account. Further, it is not the intent to, and this restatement of the Plan will not, change the time and form of payment of any amounts of deferred compensation which were deferred under the terms of the Plan prior to January 1, 2011 in violation of Section 409A of the Code.

Section 1.4 Shares Subject to Plan. The shares of stock subject to Deferred Compensation Units shall be shares of the Corporation’s Common Stock. The aggregate number of such shares which may be distributed pursuant to Deferred Compensation Units under the Plan shall not exceed 50,000 shares (as adjusted under Section 3.1b from December 31, 1996).
Section 1.5 Definitions. For purposes of the Plan, the following terms shall have the definitions stated below unless the context clearly indicates otherwise:
          a. “Account” means the Deferred Compensation Account.
          b. “Board” means the Board of Directors of IDEX Corporation.
          c. “Code” means the Internal Revenue Code of 1986, as amended.
          d. “Common Stock” means the common stock, par value $.01 per share, of the Corporation.
          e. “Deferred Compensation Account” shall have the meaning set forth in Section 3.1.
          f. “Deferred Compensation Units” or “DCUs” shall mean a hypothetical investment which is equivalent in value to one share of Common Stock which is accounted for in Section 3.1b of the Plan.
          g. “Deferred Compensation Units Subaccount” shall have the meaning set forth in Section 3.1b. Effective as of January 1, 2011, no additional amounts of deferred compensation may be credited to the Deferred Compensation Units Subaccount.
          h. “Dividend Equivalent” means an amount equal to the cash dividend paid on one of the shares of Common Stock multiplied by the number of the Deferred Compensation Units in the Director’s Deferred Compensation Units Subaccount at the dividend record date.
          i. “Fair Market Value” means the fair market value of a share of the Common Stock as of a given date measured as (i) the closing price of a share of the Common Stock on the principal exchange on which shares of the Common Stock are then trading, if any, on the day previous to such date, or, if shares were not traded on the day previous to such date, then on the next preceding trading day during which a sale occurred; or (ii) if such Common Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, (1) the last sales price (if the Common Stock is then listed as a National Market Issue under the NASD National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the Common Stock on the day previous to such date as reported by NASDAQ or such successor quotation system; or (iii) if such Common Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the Common Stock, on the day previous to such date, as determined in good faith by the Board; or (iv) if the Common Stock is not publicly traded, the fair market value established by the Board acting in good faith.

          j. “Interest-Bearing Subaccount” means an Investment Alternative which is adjusted no less often than quarterly to reflect hypothetical earnings for the for the period equal to the lesser of (i) the Barclays Long Term AAA Corporate Bond Yield Average (or the appropriate successor index) determined as of the first business day of November of the preceding calendar year or (ii) 120% of the ‘applicable federal long-term rate’ under Section 1274(d) of the Code determined as of the first business day of November of the preceding calendar year, with compounding using the rate specified that corresponds most closely to the period of adjustment for hypothetical earnings.
          k. “Investment Alternatives” means the Interest Bearing Subaccount, the Deferred Compensation Units Subaccount and other Investment Alternative Subaccounts established from time to time in the sole discretion of the Board which are used to determine the hypothetical rate of earnings on the Deferred Compensation Account.
          l. “Plan” means this Third Amended and Restated IDEX Corporation Directors Deferred Compensation Plan.
          m. “Plan Year” means the calendar year.
ARTICLE II
CONTRIBUTIONS
Section 2.1 Deferred Compensation.
          a. Deferral Election Procedure. With respect to each Plan Year during the period in which this Plan remains in effect, the Corporation shall credit all of the amount of future compensation as such Director has elected in writing to defer under the Plan and carried in the Deferred Compensation Account provided for in Section (the “Deferred Amounts”). An election to defer shall be made prior to the calendar year for which the compensation so deferred is earned, and shall be irrevocable with respect to the calendar year to which it applies and shall remain in effect for future calendar years unless a new election is made by such Director effective with respect to a calendar year and delivered to the Corporation by the December 31 preceding such calendar year, provided, however, that, to the extent necessary for such election or new election and related deferrals to qualify for the exemption specified by Rule 16b-3 under the Securities Exchange Act of 1934 as then in effect (“Rule 16b-3”), no such election or new election may be made less than six months (or such other period as Rule 16b-3 may specify) prior to the first date on which such deferred compensation would have been paid if no deferral election were made, and such election or new election shall otherwise comply with any applicable requirements for exemption under Rule 16b-3. In that regard, a Director may make a new election each year setting forth a deferral period and permissible form of payment. The crediting of the Deferred Amounts under this Plan shall be made on the first day of the quarter after the amounts are earned, or such other date on which such amounts would otherwise have been paid to the Director.

          b. Deferral Distribution Date Election Changes. A Director may change the distribution date, subject to the requirements and limitations of this Section 2.1.b. A Director may change his or her distribution date by notifying the Corporation in accordance with the rules of the Third Amended Plan. For purposes of this Section 2.1.b., a Director shall be considered to have made a new deferral distribution date election on the date that the Corporation receives such election. Directors may elect to change the date on which and the form of benefit under which they are to receive benefits under the Plan in a written election which (i) will not be effective until 12 months after the date on which the election is made, and (ii) in the case of an election related to a payment other than a payment on account of death, only if the first payment with respect to which such election is made is deferred for a period of not less than 5 years from the date such payment would otherwise have been made.
Section 2.2 Special 409A Transitional Rules. Consistent with the provisions found in Internal Revenue Service Notice 2005-1, regulations proposed under Section 409A of the Code, final regulations under Section 409A of the Code, Internal Revenue Service Notice 2007-100, and Internal Revenue Service Notice 2007-86, Directors, during the period commencing on January 1, 2005 and ending on December 31, 2008, were permitted to make a new payment elections regarding the distribution date and the form under which benefits under the Plan are to be paid (single lump-sum payment or five substantially equal annual installments) for benefits under the Plan which election will override any prior election or any contrary provision of the Plan. However, a Director could not in a calendar year change a payment election with respect to payments that the Director would otherwise receive in that calendar year, or to cause payments that would otherwise have been payable in a later year to be made in that calendar year. Further, a Director may have, prior to December 31, 2005, cancelled, in whole or in part, any deferral election applicable to 2005 compensation.
ARTICLE III
ACCOUNTS AND INVESTMENT
Section 3.1 The Deferred Amounts. The Corporation shall establish on its books the necessary Account to accurately reflect the Corporation’s liability to each Director who has deferred compensation under the Plan. To each account shall be credited, as applicable, Deferred Amounts, Dividend Equivalents on the Common Stock, and earnings and losses related to the Investment Alternatives. The Corporation shall maintain separate subaccounts for each annual compensation deferral election in order to accurately reflect the Benefits (as defined in Section 4.1) distributable in a particular distribution year. Payments to the Director under the Plan shall be debited to the appropriate subaccounts.
          a. Interest-Bearing Account. Compensation which a Director has elected to defer into an Interest-Bearing Account shall be credited to the Interest-Bearing Account on the same date that it would otherwise be payable to such Director (the “Deferral Date”). Deferred Amounts carried in this account shall earn interest from the Deferral Date to the date of payment.

          b. Deferred Compensation Units Subaccount. A Director who, with respect to periods prior to January 1, 2001, had elected to defer compensation into a Deferred Compensation Units Account shall have the amount of such compensation credited to his or her account as of the Deferral Date, and such Deferred Amount shall also be converted into a number of Deferred Compensation Units as of the Deferral Date by dividing the Deferred Amount by the Fair Market Value of the Corporation’s Common Stock as of the Deferral Date.
          If Deferred Compensation Units exist in a Director’s account on a dividend record date for the Common Stock, Dividend Equivalents shall be credited to the Director’s account on the corresponding dividend payment date.
          In the event of any change in the Corporation’s Common Stock outstanding, by reason of any stock split or dividend, recapitalization, merger, consolidation, combination or exchange of stock or similar corporate change, such equitable adjustments, if any, by reason of any such change, shall be made in the number of Deferred Compensation Units credited to each Director’s Deferred Compensation Units Account.
          c. Transfers Between Investment Alternatives. If and only if permissible under any applicable provisions of Rule 16b-3 as then in effect without affecting a director’s disinterested status thereunder, upon advice of counsel, transfers between Investment Alternatives may be made at any time requested by the Director on a date specified in a notice to the Corporation.
Section 3.2 Vesting. At all times a Director shall have a 100% nonforfeitable right to the amounts credited to his or her accounts.
ARTICLE IV
BENEFITS
Section 4.1 After Stated Period or Upon Cessation of Service as Director. The balance in the Account relating to Deferred Amounts in a Plan Year, including adjustments that continue to be made pursuant to Article III, shall be paid in cash by the Corporation and the number of shares of Common Stock equal to the number of Deferred Compensation Units (rounded down to the nearest whole unit) (the balance in the Account is referred to as the “Benefit”) shall be paid or distributed, as the case may be, to the Director on the January 1 following the number of deferral years elected by the Director (either five or ten years after the year for which compensation is deferred) (for example if a five year deferral election were made, deferral of 1993 compensation would first be distributed on January 1, 1999) or following the Director’s cessation of service as Director for any reason other than death (the date of which shall be referred to as the “Date of Cessation”), in one lump sum or in up to ten substantially equal annual payments, as selected by a Director. Elections pursuant to this Section shall be made at the same time and in the same manner as election to defer is made pursuant to Section 2.1. Effective as of January 1, 2006, if a benefit is payable solely because a Director who is a “specified employee”, within the meaning of Section 409A of the Code, has “separated from service”, within the meaning of Section 409A of the Code, no benefits will be paid prior to the date that is six months after the date of separation from service (or, if earlier, the date of death of the Director). Payments to which a Director would otherwise be entitled during the first six months following the date of separation from service will be accumulated and paid on the day that is six months after the date of separation from service.
Section 4.2 Upon Death. In the event of a Director’s death, the Corporation shall pay the Benefit, or in the event of a Director’s death after commencement of the payment of the Benefit under Section 4.1, the remaining balance of the Benefit, in one lump sum as soon as practicable following the death of the Director to the Director’s Beneficiary.
Section 4.3 Change in Control. In the event of (a) any transaction or series of transactions which within a 12-month period constitute a change of management or control where (i) at least 51 percent of the then outstanding common shares of the Corporation are (for cash, property (including, without limitation, stock in any corporation), or indebtedness, or any combination thereof) redeemed by the Corporation or purchased by any person (s), firm (s) or entity(ies), or exchanged for shares in any other corporation whether or not affiliated with the Corporation, or any combination of such redemption, purchase or exchange, or (ii) at least 51 percent of the Corporation’s assets are purchased by any person(s), firm(s) or entity(ies) whether or not affiliated with the Corporation for cash, property (including, without limitation, stock in any corporation) or indebtedness or any combination thereof, or (iii) the Corporation is merged or consolidated with another corporation regardless of whether the Corporation is the survivor (except any such transaction solely for the purpose of changing the Corporation’s domicile or which does not change the ultimate beneficial ownership of the equity interests in the Corporation), or (b) any substantial equivalent of any such redemption, purchase, exchange, change, transaction or series of transactions, merger or consolidation constituting such change of management or control, the Corporation shall pay the Benefit to the Director in one lump sum. In the transaction giving rise to such change of management or control was approved in advance by a majority of the Board of Directors, payment of the Benefit shall be made at the closing of such transaction. If the transaction giving rise to the change of management or control was not so approved, payment of the Benefit shall be made immediately upon the occurrence of the event or transaction giving rise to the change of management or control. Effective as of January 1, 2006, a “change of management or control” will have occurred only if, in addition to the requirements set out above, the event constitutes a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, within the meaning of guidance issued by the Secretary of the Treasury under Section 409A of the Code.
ARTICLE V
AMENDMENT, SUSPENSION, OR TERMINATION
Section 5.1 Amendment, Suspension, or Termination. The Board of Directors may amend, suspend or terminate the Plan, in whole or in pan, at any time and from time to time by resolution adopted at a regular or special meeting of the Board or Directors, and only in such manner.

Section 5.2 No Reduction. No amendment, suspension or termination shall operate to adversely affect the Benefit otherwise available to a Director if the Director had ceased being a Director as of the effective date of such amendment, suspension, or termination. Any Benefit determined as of such date shall continue to be adjusted as provided in Article III and payable as provided in Article IV.
ARTICLE VI
409A PROVISIONS
Section 6.1 Modification of Payment Terms. Notwithstanding any other provision in this Plan, to the extent any amounts payable under this Plan (i) are subject to Section 409A of the Code, and (ii) the time or form of payment of those amounts would not be in compliance with Section 409A of the Code, then, to the extent possible, payment of those amounts will be made at such time and in such a manner that payment will be in compliance with Section 409A of the Code. If the time or form of payment cannot be modified in such a way as to be in compliance with Section 409A of the Code, then the payment will be made as otherwise provided in this Plan, disregarding the provisions of this Section 6.1. All terms of this Plan which are undefined or ambiguous must be interpreted in a manner that complies with Section 409A of the Code if necessary to comply with Section 409A of the Code.
Section 6.2 No Tax Liability. Benefits under the Plan are intended to comply with the rules of Section 409A of the Code and will be construed accordingly. The Corporation will not be liable to any Director or Beneficiary for any adverse tax consequences imposed under Section 409A of the Code.
ARTICLE VII
MISCELLANEOUS PROVISIONS
Section 7.1 Beneficiary. “Beneficiary” shall mean any one or more persons, corporation, trusts, estates, or any combination thereof, last designated by a Director to receive the Benefit provided under this Plan. Any designation made hereunder shall be revocable, shall be in written instrument or other manner containing the necessary information, and shall be effective when received by the Corporation at its principal office. If the Corporation, in its sole discretion, determines that there is not a valid designation, the Beneficiary shall be the executor or administrator of the Director’s estate.
Section 7.2 Nonassignability. The interest of any person under this Plan (other than the Corporation) shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment or encumbrance, or to the claims of creditors of such person, and any attempt to effectuate any such actions shall be void.
Section 7.3 Interest of Director. The Director and any Beneficiary shall, in respect to accounts and any Benefit to be paid, shall be and remain simply a general unsecured creditor of the Corporation in the same manner as any other creditor having a general claim for compensation, if and when the Director’s or Beneficiary’s rights to receive payments shall mature and become payable. At no time shall the Director be deemed to have any right, title or interest, legal or equitable, in any asset of the Corporation, including, but not limited to, any Common Stock or investments which represent amounts credited to the Investment Alternatives.
Section 7.4 Withholding. The Corporation shall have the right to deduct or withhold from the Benefits paid under this Plan or otherwise all taxes which may be required to be deducted or withheld under any provision of law (including, but not limited to, Social Security payments, income tax withholding and any other deduction or withholding required by law) now in effect or which may become effective any time during the term of this Plan.
Section 7.5 Funding. This Plan shall not be a funded plan. The Corporation shall not set aside any funds, or make any investments or set aside Common Stock, for the specific purpose of making payments under the Plan. All Benefits paid under the Plan shall be paid from the general assets of the Corporation. Benefits payable under the Plan may be reflected on the accounting records of the Corporation, but such accounting shall not be construed to create or require the creation of a trust, custodial or escrow account.
Section 7.6 Exclusivity of Plan. This Plan is intended solely for the purpose of deferring compensation to the Directors to the mutual advantage of the parties. Nothing contained in this Plan shall in any way affect or interfere with the right of a Director to participate in any other benefit plan in which he or she may be entitled to participate.
Section 7.7 No Right to Continued Service. This Plan shall not confer any right to continued service on a Director.
Section 7.8 Notice. Each notice and other communication to be given pursuant to this Plan shall be in writing and shall be deemed given only when (a) delivered by hand, (b) transmitted by telex or telecopier (provided that a copy is sent at approximately the same time by registered or certified mail, return receipt requested), (c) received by the addressee, if sent by registered or certified mail, return receipt requested, or by Express Mail, Federal Express or other overnight delivery service, to the Corporation at its principal office and to a Director at the last known address of such Director (or to such other address or telecopier number as a party may specify by notice given to the other party pursuant to this Section).
Section 7.9 Claims Procedures. If a Director or the Director’s Beneficiary does not receive benefits to which he or she believes he or she is entitled, such person may file a claim in writing with the Corporation. The Corporation shall establish a claims procedure under which:
          a. the Corporation shall be required to provide adequate notice in writing to the Director or the Beneficiary whose claim for benefits has been denied, setting forth specific reasons for such denial, written in a manner calculated to be understood by the Director or the Beneficiary, and

          b. the Corporation shall afford a reasonable opportunity to the Director or the Beneficiary whose claim for Benefits has been denied for a full and fair review by the Corporation of the decision denying the claim.
Section 7.10 Illinois Law Controlling. This Plan shall be construed in accordance with the laws of the State of Illinois.
Section 7.11 Binding on Successors. This Plan shall be binding upon the Directors and the Corporation, their heirs, successors, legal representatives and assigns.
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          EXECUTED by an authorized officer of IDEX Corporation as of the 31st day of December, 2010.

IDEX CORPORATION

By	/s/ Frank J. Notaro Frank J. Notaro
Vice President — General Counsel and Secretary